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                                                                      EXHIBIT 99


CONTACT:          Bill Prater                        David Oliver
                  Investor Relations                 Corporate Communications
                  (205) 254-5187                     (205) 254-5523

FOR IMMEDIATE RELEASE

                  SOUTHTRUST BOARD APPOINTS KPMG AS NEW AUDITOR

BIRMINGHAM, Ala. (April 10, 2002) -- SouthTrust Corporation (NASDAQ: SOTR) today named KPMG LLP ("KPMG") as its independent auditor for 2002. SouthTrust's Board of Directors made the appointment based on a recommendation from its Audit Committee.

"KPMG is a highly respected firm that has an outstanding reputation for providing high-quality independent audit services for companies in the financial-services sector," said Wallace D. Malone Jr., SouthTrust's Chairman and CEO. "The KPMG team is experienced, professional and committed to its role as independent auditor. The board believes this decision is in the best interest of the company and its shareholders."

SouthTrust announced March 14 that its Audit Committee had requested proposals from independent auditors. The committee's recommendation of KPMG to SouthTrust's Board of Directors is based on a comprehensive evaluation and review of those proposals. SouthTrust's Audit Committee thoroughly reviews and evaluates its independent auditor yearly.

KPMG will replace Arthur Andersen LLP, who had been SouthTrust's independent auditor since 1989. The decision to change auditors was not caused by any disagreement between SouthTrust and Arthur Andersen on any matter of accounting principles, practices or financial disclosure.

"SouthTrust's Arthur Andersen team provided top-quality, professional services throughout its tenure with our company," Malone said. "We recognize and appreciate the fine work they did for us."

SouthTrust Corporation (www.southtrust.com) is a $48.8 billion regional bank holding company with headquarters in Birmingham, Ala. SouthTrust operates more than 700 banking and loan offices and 850 ATMs in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. The company offers a complete line of banking and other related financial services to commercial and retail customers. SouthTrust is a Forbes Platinum 400 and FORTUNE 500 company that trades on the NASDAQ Stock Market under the symbol SOTR. The company is listed on the S&P 500 index and the Keefe, Bruyette & Woods BKX Index.

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